                                                                   EXHIBIT 10.32
                                FIRST AMENDMENT

      THIS FIRST AMENDMENT (the "Amendment") is made and entered into as of the 25th day of August, 2003, by and between STERLING PLAZA LIMITED PARTNERSHIP, a DELAWARE LIMITED PARTNERSHIP, doing business in Texas as DALLAS STERLING PLAZA LIMITED PARTNERSHIP ("Landlord"), and DIGITAL RECORDERS, INC. A NORTH CAROLINA CORPORATION ("Tenant").

                                    RECITALS

A. Landlord and Tenant are parties to that certain lease dated March 15, 2000, which lease has been previously amended by instrument dated November 2, 2000 (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 2,206 rentable square feet (the "Premises") described as Suite No. 1050 on the 10th floor of the building located at 5949 Sherry Lane, Dallas, Texas 75225, and commonly known as Sterling Plaza (the "Building").

B. The Lease by its terms shall expire on April 30, 2004 ("Prior Termination Date"), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I. EXTENSION. The Term of the Lease is hereby extended for a period of 48 months and shall expire on April 30, 2008 ("Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date ("Extension Date") and ending on the Extended Termination Date shall be referred to herein as the "Extended Term".

II. BASE RENT. As of September 1, 2003, the schedule of Base Rent payable with respect to the Premises during the remainder of the Term and the Extended Term is the following:

                         ANNUAL RATE            ANNUAL             MONTHLY
PERIOD                 PER SQUARE FOOT         BASE RENT          BASE RENT
------------           ---------------         -----------        ----------
September 1,
2003 - April
30, 2008                 $  22.00              $ 48,531.96        $ 4,044.33

      All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

III. ADDITIONAL SECURITY DEPOSIT. No additional security deposit shall be required in connection with this Amendment.

IV. EXPENSES AND TAXES. For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay for Tenant's Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant's Pro Rata Share of Expenses and Taxes is amended from 2000 to 2003.

V.    IMPROVEMENTS TO PREMISES.

      A. CONDITION OF PREMISES. Tenant is in possession of the Premises and accepts the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

      B. RESPONSIBILITY FOR IMPROVEMENTS TO PREMISES. Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Article IX of the Lease.

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VI.   OTHER PERTINENT PROVISIONS. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

      A. PARKING. As of September 1, 2003, Article I, "Parking" of Exhibit E, "Additional Provisions" to the Lease is hereby amended and modified by deleting the phrase "the sum of $50.00 per month per Permit" from the first sentence of paragraph B and inserting the following in lieu thereof: "the sum of $00.00 per month per Permit".

      B.    RIGHT OF FIRST REFUSAL.

            1. Grant of Option; Conditions. Tenant shall have the one time right of first refusal (the "Right of First Refusal") with respect to the approximately 1,972 rentable square feet of space known as Suite No. 1030 on the 10th floor of the Building shown on the demising plan attached hereto as Exhibit A (the "Refusal Space"). Tenant's Right of First Refusal shall be exercised as follows: when Landlord has a prospective tenant, other than the existing tenant in the Refusal Space, (the "Prospect") interested in leasing the Refusal Space, Landlord shall advise Tenant (the "Advice") of the terms under which Landlord is prepared to lease the Refusal Space to such Prospect and Tenant may lease the Refusal Space, under such terms, by providing Landlord with written notice of exercise (the "Notice of Exercise") within 5 days after the date of the Advice, except that Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an Advice if:

                  a. Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

                  b. the Premises, or any portion thereof, is sublet (other than pursuant to a Permitted Transfer, as defined in
                        Article XII of the Lease) at the time Landlord would otherwise deliver the Advice; or

                  c. the Lease has been assigned (other than pursuant to a Permitted Transfer, as defined in Article XII of the Lease) prior to the date Landlord would otherwise deliver the Advice; or

                  d. the Refusal Space is not intended for the exclusive use of Tenant during the Term; or

                  e. the Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice.

            2.    Terms for Refusal Space.

                  a. The term for the Refusal Space shall commence upon the commencement date stated in the Advice and thereupon such Refusal Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, including the termination date set forth in the Advice, shall govern Tenant's leasing of the Refusal Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Refusal Space. Tenant shall pay Base Rent and Additional Rent for the Refusal Space in accordance with the terms and conditions of the Advice.

                  b. The Refusal Space (including improvements and personality, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Refusal Space or the date the term for such Refusal Space commences, unless the Advice specifies work to be performed by Landlord in the Refusal Space, in which case Landlord shall perform such work in the Refusal Space. If Landlord is delayed delivering possession of the Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Refusal

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

                        Space shall be postponed until the date Landlord delivers possession of the Refusal Space to Tenant free from occupancy by any party.

            3. Termination of Right of First Refusal. The rights of Tenant hereunder with respect to the Refusal Space shall terminate on the earlier to occur of (i) April 30, 2007; (ii) Tenant's failure to exercise its Right of First Refusal within the 5 day period provided in Section 1 above; and (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section 1 above.

            4. Refusal Space Amendment. If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment (the "Refusal Space Amendment") adding the Refusal Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant's Pro Rata Share and other appropriate terms. A copy of the Refusal Space Amendment shall be sent to Tenant within a reasonable time after Landlord's receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Refusal Space Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Refusal shall be fully effective whether or not the Refusal Space Amendment is executed.

            5. Subordination. Notwithstanding anything herein to the contrary, Tenant's Right of First Refusal is subject and subordinate to (i) the renewal or extension rights of any tenant leasing all or any portion of the Refusal Space, and
                  (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

VII.  MISCELLANEOUS.

      A. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

      B. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

      C. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

      D. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

      E. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

      F. Tenant hereby represents to Landlord that Tenant has dealt with no broker, other than Jon White ("Broker") in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the "Landlord Related Parties") harmless from all claims of any brokers, other than Broker, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the "Tenant Related Parties") harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

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

      G. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

      IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

                                     LANDLORD:


                                     STERLING PLAZA LIMITED PARTNERSHIP, A
                                     DELAWARE LIMITED PARTNERSHIP, DOING
                                     BUSINESS IN TEXAS AS DALLAS STERLING
                                     PLAZA LIMITED PARTNERSHIP

                                     By: TX-Sterling Plaza Limited
                                         Partnership, a Delaware limited
                                         partnership, its general partner

                                         By: TX-Sterling Plaza GP, L.L.C., a
                                             Delaware limited liability
                                             company, its general partner

                                             By: Equity Office Management,
                                                 L.L.C., a Delaware limited
                                                 liability company, its non-
                                                 member manager

                                                 By: /s/ Brad Fricks
                                                     ---------------------------
                                                 Name:  Brad Fricks

                                                 Title: Vice President - Leasing

                                     TENANT:

                                     DIGITAL RECORDERS, INC. A NORTH CAROLINA
                                     CORPORATION

                                     By: /s/ David L. Turney
                                         ---------------------------------------
                                     Name:  David L. Turney

                                     Title: President, CEO, Chairman

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